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                                                                 Exhibit 10.35

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 1st day of March, 1999 (the "Effective Date"), by and between ARM FINANCIAL GROUP, INC., a Delaware corporation with its principal place of business in the Commonwealth of Kentucky (the "Company"), and John R. Lindholm ("Executive").

         WHEREAS the parties have executed an employment agreement dated July 1, 1996, which has been amended from time to time (the "1996 Agreement") and which provides certain benefits in the event of a change in control of the Company; and

         WHEREAS the parties desire to terminate and replace the 1996 Agreement with the present Agreement, and to restate the terms and conditions of Executive's employment with the Company,

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.       EMPLOYMENT.

         A. POSITION. The Company wishes to employ and the Executive hereby accepts the position of President-Retail Business Division for the Term (as defined in Section 2 below). Executive shall have such responsibilities and powers normally associated with such office. Executive shall perform such other duties as are commensurate with Executive's position, and as may be determined by the Chief Executive Officer or the Board of Directors of the Company (the "Board") from time to time.

         B. EXECUTIVE'S COMMITMENT. Executive shall consider his employment by the Company as his principal employment, shall devote the necessary time and attention to his duties and responsibilities under this Agreement, and shall perform them to the best of his abilities. While subject to any provisions of this Agreement, Executive shall maintain loyalty to the Company, and shall take no action which would directly or indirectly promote any competitor without the approval of the Company, or injure any of the Company's interests. Subject to the foregoing and Section 7 below, Executive may engage in other charitable, civic, or business activities to the extent that they do not interfere with his obligations under this Agreement, provided that Executive's participation in those activities shall be subject to the Company's ongoing approval.

2.       TERM OF EMPLOYMENT.

         Unless terminated earlier as provided in Sections 4 and 5, the initial term of Executive's employment shall be three years to commence with the Effective Date (as it may be extended pursuant to the following sentence, the "Term"). Commencing on the third anniversary date of this Agreement and on each anniversary date thereafter the term of this Agreement shall be automatically extended for a period of one year, and shall continue in effect from year-to-year, unless (i) either party gives written notice of its intent to terminate this Agreement at least 180 days prior to an anniversary date (a "Nonrenewal Notice"), or (ii) this Agreement is terminated as hereinafter set forth in Sections 4 and 5.

3.       COMPENSATION AND BENEFITS.

         A. BASE SALARY. Commencing with the Effective Date, the Company shall pay Executive a base salary of $330,000 per annum, payable in accordance with the Company's prevailing payroll policies. The Compensation Committee of the Board shall review the Executive's base salary no less frequently than annually, and on the basis of such review, may increase (but not decrease) such base salary (as it may be so increased, the "Base Salary").

         B. BONUS. Executive is entitled to participate in a cash bonus plan on the same basis as similarly situated executives as may be determined by the Compensation Committee, in its sole discretion.

         C. BENEFITS. The Executive shall, during his employment under this Agreement, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit sharing, bonuses, disability benefits, health, dental and life insurance, or vacation and paid holidays) which shall be established by the Company for, or made available to, similarly situated executives. The Company shall indemnify Executive to the fullest extent permitted by Delaware law and the Company's Certificate of Incorporation and ByLaws, and the Company shall procure and maintain insurance policies, to the extent reasonably available, for the benefit of its directors and officers, including Executive.

4.       TERMINATION OF EMPLOYMENT.

         A. TERMINATION WITHOUT CAUSE; FAILURE TO RENEW WITHOUT CAUSE; RESIGNATION FOR GOOD REASON. If, during the Term, Executive's employment is terminated without Cause, the Company delivers a Nonrenewal Notice without Cause, or if Executive resigns from his employment for Good Reason, the Company shall pay executive severance pay in an amount equal to two times the sum of:
(1) Executive's Base Salary and (2) the greater of (i) the percentage of Executive's actual earnings used to calculate bonus paid to the Executive in the year preceding termination of employment multiplied by Base Salary or (ii) the average of bonuses paid Executive over the last three years preceding the termination or resignation, (the "Severance Payment"). The Severance Payment shall be paid over twenty-four months in such equal installments as are consistent with the Company's prevailing payroll policies. The Severance Payment is subject to Executive fulfilling certain stipulations set forth in Section 4(A) hereof. Executive shall also be entitled to receive a PRO RATA portion of any bonus paid for the year of termination payable at such time as payments are generally made under the bonus plan, such bonus shall equal the greater of (i) the percentage of Executive's actual earnings used to calculate bonus paid to the Executive in the year preceding termination of employment multiplied by Base Salary or (ii) the average of bonuses paid Executive over the last three years



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preceding the termination or resignation, multiplied by a fraction where the numerator is the number of days during the year that Executive was employed by the Company and the denominator is 365. Additionally, the Company shall continue to pay all (or the applicable portion) of the premiums for such group insurance benefits (such as health, life, and disability insurance policies) that covered Executive on the day next preceding Executive's termination of employment for twenty-four months following termination under this Section 4(A). Executive shall have no further right to receive any other compensation or benefits after termination or resignation except as may be provided by the terms of the Company's employee benefit plans or programs.

                  1. RELEASE OF CLAIMS. To receive the severance benefits described in this Section 4(A), Executive must execute in a form reasonably suitable to the Company a release and waiver of all claims Executive may have against the Company, or any of its subsidiaries, parents, officers, directors, and agents arising out of Executive's employment with the Company or the termination or resignation of employment, including any claims for employment discrimination under any and all statutes and regulations which prohibit employment discrimination because of race, sex, national origin, color, age, religion, disability, or veteran's status, including but not limited to the Federal Age Discrimination in Employment Act.

                  2. FURTHER STIPULATIONS. The Company may not terminate any severance payments and insurance premium payments due Executive under this Section 4(A) prior to a ruling or order issued by an arbitration panel or court of competent jurisdiction finding that the Executive has materially breached Section 6 or 7 of this Agreement and that such a remedy is equitable hereunder.

                  3. DEATH BEFORE SEVERANCE IS PAID. Any severance due Executive at the time Executive dies shall be paid when due under Section 4(A) to the beneficiary designated by the Executive in writing to receive these funds, or if no beneficiary is designated, to the Executive's estate.

         B. TERMINATION FOR CAUSE; FAILURE TO RENEW FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. If, during the Term, the Company terminates Executive's employment for Cause or if Executive resigns without Good Reason, then Executive shall be entitled to receive Base Salary through the date specified in the notice of termination, or 10 business days after receipt by the Company of a notice of resignation. Executive shall have no further rights to receive any other form of compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the Company's employee benefit plans or programs.

                  1. CAUSE. Termination for Cause shall mean termination of Executive's employment because of:

                         (i) any act or omission by Executive that constitutes a
                  material breach of this Agreement;



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                           (ii) the continued failure or refusal of Executive to
                  perform the material duties required of him as an employee of the Company (other than because of death or disability);

                           (iii) any willful material violation by the Executive
                  of any law or regulation applicable to the business of the Company or its subsidiaries, or the Executive's conviction of a felony, or any willful perpetration by the Executive of a common law fraud; or

                           (iv) any willful misconduct by Executive which causes
                  material financial injury to the Company or materially harms its business reputation, or otherwise is materially injurious to the Company, its subsidiaries, or affiliates;

provided, however, that if any such Cause relates to Executive's obligations under this Agreement and is (x) susceptible to cure and (y) does not constitute a repetition of Cause, then the Company shall not terminate Executive's employment hereunder unless the Company first gives Executive notice of its intention to terminate and of the grounds for such termination, and Executive has not, within 10 business days following receipt of the notice, cured such Cause, or in the event such Cause is not susceptible to cure within such 10 business day period, Executive has not taken all reasonable steps within such 10 business day period to cure such Cause as promptly as practicable thereafter; and provided further that no action or omission shall be deemed to be Cause if taken in reliance upon the clear directive of the Company's Chief Executive Officer or Board of Directors.

                  2. GOOD REASON. Resignation with Good Reason, for purposes of this Agreement, shall mean any of the following (without Executive's written consent):

                           (i) a reduction in Executive's Base Salary or a
                  failure by the Company to pay material compensation when due in connection with Executive's employment;

                           (ii) material diminution of authority,
                  responsibilities or positions of Executive;

                           (iii) the failure of a successor to the Company to
                  assume and agree to and abide by the terms and condition of this Agreement; or

                           (iv) the failure to fully compensate Executive for
                  any increase in Executive's cost of living associated with the Company's relocation of Executive's place of employment, including without limitation, costs associated directly with such relocation, housing costs, and any differences in the appropriate cost of living indices;

provided, however, that if any such Good Reason is (x) susceptible to cure and
(y) does not constitute a repetition of Good Reason, then Executive shall not terminate his employment



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hereunder unless Executive first gives the Company notice of his intention to terminate and of the grounds for such termination, and the Company has not, within 10 business days following receipt of the notice, cured such Good Reason, or in the event such Good Reason is not susceptible to cure within such 10 business day period, the Company has not taken all reasonable steps within such 10 business day period to cure such Good Reason as promptly as practicable thereafter.

         C. CHANGE OF CONTROL. In the event of a Change of Control (as defined below), the Executive may terminate his employment and this Agreement upon 30 days' written notice to the Company during the 30-day period following the 18-month period after the occurrence of the Change of Control (or such shorter period to the extent the acquiring company does not request the services of the Executive for such 18-month period). In the event of such a termination by Executive, Executive shall be entitled to receive all of the benefits described in Section 4(A) above (subject to compliance with the conditions set forth therein). For purposes of this Agreement, a "Change of Control" shall have the meaning ascribed thereto in the Company's 1997 Equity Incentive Plan in its form on the effective date of this Agreement.

5.       DEATH OR DISABILITY.

         In the event of the termination of Executive's employment by reason of death or Permanent Disability (as herein defined) the Executive (or his estate, if applicable) shall be entitled to compensation and benefits under Section 3 through the date of termination, which is the date of death or the date Executive commences to receive permanent disability benefits under the Company's disability insurance program. Executive shall also be entitled to receive a PRO RATA portion of any bonus paid for the year of termination payable at such time as payments are generally made under the bonus plan and subject to the attainment of the performance goals thereunder. The Executive (or his estate or guardian) shall have no further right to receive any other compensation or benefits after such termination except as may be determined in accordance with the terms of the Company's employee benefit plans or programs. For purposes of this agreement, "permanent disability" means a physical or mental disability or infirmity of the Executive which prevents the normal performance of substantially all of his duties as an employee of the Company, which disability or infirmity shall exist, or in the opinion of an independent physician is reasonably likely to exist, for any continuous period of 180 days or days aggregating 180 days in any one year period.

6.       CONFIDENTIALITY.

         A. CONFIDENTIAL INFORMATION. "Confidential Information" means information in whatever form, including information that is written, electronically stored, orally transmitted, or memorized, which has a commercial value to the Company and which is created, discovered, developed, or otherwise becomes known to the Company, or in which property rights are held, assigned to or otherwise acquired by or conveyed to the Company, including any system, method, technique, research and development, technology, software, technical information, trade secret, trademark, copyrighted material, reports, records, documentation, data, customer or supplier lists, tax or financial information (including the revenues, profits, and costs associated



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with any of the Company's products or services), business or marketing plans, strategy, pricing information or forecasts. Confidential Information does not include information which becomes generally known within the Company's industry through no act or omission by Executive.

         B. OWNERSHIP; DISCLOSURE. Any Confidential Information, whether or not developed by Executive, shall at all times be the Company's exclusive property. Executive shall, upon termination of employment, return the original and any copy of Confidential Information to the Company.

         C. RESTRICTION. During the term of this Agreement, and at any time thereafter Executive shall not without the Company's prior written consent specifically referring to this covenant,

                  (1) use any Confidential Information for the benefit of himself or any other party other than the Company or disclose it to any other person or entity;

                  (2) remove Confidential Information or documentation, device, plan, or other records pertaining to Company's business from the Company's premises, except when specifically authorized to do so in pursuit of the Company's business; or

                  (3) retain copies or other records of any such items.

         D. PURPOSE. The parties acknowledge and agree that the Confidential Information is a valuable business asset, and this section is necessary to protect the Company's legitimate business interests.

7.       COVENANT NOT TO COMPETE/NON-SOLICITATION.

         A. COVENANT. During the time of his employment and for a period of two years following termination of employment, subject to the last sentence of this
Section 7(A), the Executive shall not, without prior written consent of the Company, which in its exclusive discretion it may withhold, directly or indirectly, for any reason:

                  (1) engage in, assist, or have any interest in, including without limitation as a principal, consultant, employee, owner, shareholder, director, officer, partner, member, advisor, agent or financier, any activity which is in competition with the Company where the Company does business; provided, this subsection shall not prohibit investment by the Executive not exceeding five percent (5%) of the outstanding securities of a publicly traded company so long as he does not serve as an employee, director or consultant with respect to any activities of such corporation which are in competition with the Company where the Company does business;

                  (2) directly or indirectly influence any of the Company's employees, officers, agents, or consultants to terminate their employment or relationship with the Company or accept employment or a business relationship with any of the Company's competitors;



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                  (3) interfere with or solicit for any purpose contrary to the best interests of the Company any of the Company' s contracts or business relationships, including without limitation those with customers, suppliers, consultants, attorneys, or other agents, whether evidenced by written or oral agreement; or

                  (4) at no time during or after termination of employment shall Executive or the Company utter, issue or circulate any false, inappropriate or disparaging statements, remarks or rumors about each other unless giving truthful testimony under subpoena.

Notwithstanding the foregoing, Section 7(A)(1) shall not apply following the Company's termination of Executive's employment without Cause, the Executive's resignation with Good Reason, either party's non-renewal by delivery of a Nonrenewal Notice, or in any event after a Change in Control. For purposes of Sections 6 and 7 of this Agreement, the "Company" shall mean the Company together with its subsidiaries.

         B. EXTENSION OF RESTRICTED PERIOD. The period of applicability of
Section 7(A) shall be extended an additional day for each day on which Executive is in breach of Section 7(A).

8.       REMEDIES.

         A. IRREPARABLE HARM. The parties acknowledge and agree that irreparable harm would result in the event of a threatened or actual material breach by either party of Section 6 or 7 of this Agreement. Therefore, in such an event, and notwithstanding any other provision of this Agreement,

                  (1) The non-breaching party shall be entitled to a restraining order, order of specific performance, or other injunctive relief, without showing actual damage and without bond or other security;

                  (2) The Company's obligation in making payment or providing any benefit under this Agreement, including without limitation any severance benefits, shall immediately cease upon the Company's obtaining an order or ruling described in Section 4(A)(2) of this Agreement.

                  (3) If the Executive breaches Section 7 of this Agreement the parties agree that the Company may seek relief in any court having jurisdiction of the dispute and shall be entitled to an injunction to enforce Section 7 for a period of two (2) years following the Executive's last breach.

         B. REMEDIES NOT EXCLUSIVE. Neither party's remedies hereunder are exclusive, they shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise. To the extent required to be enforced by applicable law, the cessation of the Company's obligations to make payments and continue benefits under this Agreement shall deemed to be in the nature of liquidated damages and not a penalty. If for any reason, it is held that the restrictions under Section 6 or 7 are not reasonable or that consideration therefor is inadequate,



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such restrictions shall be interpreted or modified to include as much of the duration and scope identified in Section 6 or 7 as will render such restrictions valid and enforceable.

9.       ADDITIONAL PAYMENT.

         A. GROSS-UP PAYMENT. Notwithstanding anything herein to the contrary, if it is determined that any Payment (as defined below) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an "Excise Tax"), then Executive shall be entitled to an additional payment (a "Gross-Up Payment") in an amount that will place Executive in the same after-tax economic position that Executive would have enjoyed if the Excise Tax had not applied to the Payment. The amount of the Gross-Up Payment shall be determined by the Accounting Firm (as defined below) in accordance with the formula {(E x (1 - M)/(1 - T)) - E} (or such other formula as the Accounting Firm deems appropriate which is intended to achieve the same result), where

                  E equals the Payments which are determined to be "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code;

                  M equals the sum of the highest marginal rates(1) for Taxes (as defined below) applicable to Executive at the time of the Payment; and




------------------
(1)To be expressed in up to three decimal places. For example, a combined federal, state and local marginal rate of 56% would be expressed as .560



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                  T equals M plus the rate of Excise Tax applicable to the
Payment.

No Gross-Up Payments shall be payable hereunder if the Accounting Firm determines that the Payments are not subject to an Excise Tax.

         B. DETERMINATION OF GROSS-UP PAYMENT. Subject to the provisions of
Section 9(C), all determinations required under this Section 9, including whether a Gross-Up Payment is required, the amount of the Payments constituting excess parachute payments, and the amount of the Gross-Up Payment, shall be made by the Accounting Firm, which shall provide detailed supporting calculations to both Executive and the Company within fifteen days of the Change in Control Date, Executive's Date of Termination or any other date reasonably requested by Executive or the Company on which a determination under this Section 9 is necessary or advisable. The Company shall pay to Executive the initial Gross-Up Payment within 5 days of the receipt by Executive and the Company of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, the Company shall cause the Accounting Firm to provide Executive with an opinion that the Accounting Firm has substantial authority under the Code and Regulations not to report an Excise Tax on Executive federal income tax return. Any determination by the Accounting Firm shall be binding upon Executive and the Company. If the initial Gross-Up Payment is insufficient to cover the amount of the Excise Tax that is ultimately determined to be owing by Executive with respect to any Payment (hereinafter an "Underpayment"), the Company, after exhausting its remedies under Section 9(C) below, shall promptly pay to Executive an additional Gross-Up Payment in respect of the Underpayment.

         C. PROCEDURES. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notice shall be given as soon as practicable after Executive knows of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. Executive agrees not to pay the claim until the expiration of the thirty-day period following the date on which Executive notifies the Company, or such shorter period ending on the date the Taxes with respect to such claim are due (the "Notice Period"). If the Company notifies Executive in writing prior to the expiration of the Notice Period that it desires to contest the claim, Executive shall: (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) take such action in connection with the claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to Executive; (iii) cooperate with the Company in good faith in contesting the claim; and (iv) permit the Company to participate in any proceedings relating to the claim. Executive shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by the Company, Executive agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; PROVIDED, HOWEVER, that, if the Company directs Executive to pay such



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claim and pursue a refund, the Company shall advance the amount of such payment to Executive on an after-tax and interest-free basis (the "Advance"). The Company's control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority. If the Company does not notify Executive in writing prior to the end of the Notice Period of its desire to contest the claim, the Company shall pay to Executive an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and Executive agrees to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

         D. REPAYMENTS. If, after receipt by Executive of an Advance, Executive becomes entitled to a refund with respect to the claim to which such Advance relates, Executive shall pay the Company the amount of the refund (together with any interest paid or credited thereon after Taxes applicable thereto). If, after receipt by Executive of an Advance, a determination is made that Executive shall not be entitled to any refund with respect to the claim and the Company does not promptly notify Executive of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by Executive and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to Executive.

         E. FURTHER ASSURANCES. The Company shall indemnify Executive and hold Executive harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by Executive with respect to the exercise by the Company of any of its rights under this Section 9, including, without limitation, any Losses related to the Company's decision to contest a claim or any imputed income to Executive resulting from any Advance or action taken on Executive's behalf by the Company hereunder. The Company shall pay all reasonable legal fees and expenses incurred under this Section 9, and shall promptly reimburse Executive for the reasonable expenses incurred by Executive in connection with any actions taken by the Company or required to be taken by Executive hereunder. The Company shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 9(B).

          F. DEFINITIONS. "ACCOUNTING FIRM" shall mean Ernst & Young or, if such firm is unable or unwilling to perform such calculations, such other national accounting firm as shall be designated by agreement between Executive and the Company.

         "CHANGE IN CONTROL DATE" shall mean the date on which the Change in Control occurs.

         "EQUITY PLANS" means the Company's Amended and Restated Stock Option Plan, the Company's 1997 Equity Incentive Plan, as each may be amended from time to time and any successor plans.

         "PAYMENT" means (i) any amount due or paid to Executive under this Agreement, (ii) any amount that is due or paid to Executive under any plan, program or arrangement of the Company and its subsidiaries (including, without limitation, the Equity Plans) and (iii) any amount or benefit that is due or payable to Executive under this Agreement or under any plan, program or



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arrangement of the Company and its subsidiaries not otherwise covered under clause (i) or (ii) hereof which must reasonably be taken into account under
Section 280G of the Code and the Regulations in determining the amount the "parachute payments" received by Executive, including, without limitation, any amounts which must be taken into account under the Code and Regulations as a result of (A) the acceleration of the vesting of any option, restricted stock or other equity award granted under the Equity Plans or otherwise, (B) the acceleration of the time at which any payment or benefit is receivable by Executive or (C) any contingent severance or other amounts that are payable to Executive.

         "REGULATIONS" shall mean the proposed, temporary and regulations under
Section 280G of the Code or any successor provision thereto.

         "TAXES" shall mean the federal, state and local income taxes to which Executive is subject at the time of determination, calculated on the basis of the highest marginal rates then in effect, plus any additional payroll or withholding taxes to which Executive is then subject.

         G. ALTERNATIVE TO THE GROSS-UP PAYMENT. Notwithstanding anything to the contrary in this Agreement, Executive hereby agrees that the Payments to be made to Executive shall be reduced (and no Gross-up Payment will be paid to Executive) so that none of the Payments constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, if, and only if, the Accounting Firm determines that such reduction would result in the aggregate after excise tax (but before income tax) value of the Payments so reduced being no more than $20,000 less than the after excise tax (but before income tax) value of the sum of the Payments and the relevant Gross-up Payment (assuming that the Payments had not been reduced and a Gross-up Payment was paid to Executive).

10.      ARBITRATION.

         A. Any dispute or controversy arising under or in connection with this Agreement and any claim by Executive that the Company breached any statutory or common law duty to Executive (including but not limited to the law of tort, contract, and all federal, state or local laws prohibiting employment discrimination because of race, color, religion, sex, national origin, age, veteran's status, or disability) that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in Louisville, Kentucky before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by the Company and the Executive, or, if the Company and the Executive cannot agree on the selection of the arbitrator, shall be selected by the American Arbitration Association (provided that any arbitrator selected by the American Arbitration Association shall not, without the consent of the parties hereto, be affiliated with the Company or the Executive or any of their respective affiliates). Judgment may be entered on the arbitrator's award in any court having jurisdiction. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement, or in the event the arbitrator is resolving a dispute over the breach of a statutory or common law duty, the parties agree that the arbitrator shall be empowered to fashion a remedy that would have been available had the matter been litigated in a judicial or administrative proceeding. The Company shall bear all expenses of the arbitrator incurred in any arbitration or



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any court costs incurred in any court proceeding hereunder and shall promptly reimburse the Executive (within 30 days of invoice) for any related reasonable legal fees and out-of-pocket expenses directly attributable to such arbitration or any court proceeding related to this Agreement; provided that such legal fees are calculated on an hourly, and not on a contingency fee, basis; and, that the Executive shall bear all expenses of the arbitrator and all of his legal fees and out-of-pocket expenses (and reimburse the Company for its portion of such expenses) if the arbitrator or relevant trier-of-fact determines that the Executive's claim or position was frivolous and without reasonable foundation.

         B. The parties agree that this requirement to arbitrate shall not apply to any suit by either party seeking an injunction and/or damages for violation of Sections 6 and/or 7 of this Agreement, it being specifically understood that such claims arising under Sections 6 or 7 may be enforced in the first instance in any court having jurisdiction of the parties.

         C. If either party appeals the decision of the arbitrator, each party shall bear its own expenses until the outcome of such appeal has been determined, whereupon the prevailing party's expenses, including reasonable legal fees, shall be reimbursed promptly by the other party.

11.      MISCELLANEOUS.

          A. NOTICES. All notices or communications hereunder shall be in writing addressed as follows:

To the Company:

                  ARM Financial Group, Inc.
                  515 West Market Street
                  Louisville, Kentucky  40202-3271
                  Telecopier No.:  (502) 582-7903
                  Attention: General Counsel

To the Executive:

                  ARM Financial Group, Inc.
                  515 West Market Street
                  Louisville, Kentucky 40202-3271
                  Telecopier No.:  (502) 582-7903

or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices shall be conclusively deemed to be received and shall be effective, (i) upon receipt if hand delivered; (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission; or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.



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


         B. SEVERABILITY. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         C. ASSIGNMENT. The Company's rights and obligations under this Agreement shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company's business and properties (or portion thereof in which the Executive is employed). Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. Nothing herein is intended to affect the provisions of Sections 4(A)(3) and 5.

         D. ENTIRE AGREEMENT. Except as expressly set forth herein, this Agreement represents the entire Agreement of the parties concerning the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive, including, without limitation, the 1996 Agreement. This Agreement may be amended at any time by mutual written agreement of the parties hereto. The parties expressly disclaim that there were any representations or other understandings made to the other as an inducement to enter into this Agreement except those that appear within this Agreement.

         E. WITHHOLDING. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the company's employee benefit plans, if any.

         F. GOVERNING LAW. This Agreement shall be governed by and in accordance with the laws of the Commonwealth of Kentucky.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above.

                                     ARM FINANCIAL GROUP, INC.

                                     By:   /s/ Martin H. Ruby
                                           ------------------------------------
                                     Name:
                                           ------------------------------------
                                     Title:


                                     EXECUTIVE

                                     By:   /s/ John R. Lindholm
                                           ------------------------------------
                                     Name: John R. Lindholm


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